UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  October 15, 2009

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s third quarter earnings presentation to securities analysts on October 15, 2009.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on October 15, 2009, which included IBM’s press release dated October 15, 2009.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 16, 2009

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Highlights of Mark Loughridge’s Closing Remarks

IBM had another great quarter

•                       Like the 2nd quarter, EPS +18% yr/yr

•                       With better revenue performance and share gains

Led by strength in Software –

•                       Profit +21% yr/yr, +18% YTD

•                       Capitalizing on strength of solutions e.g. business analytics to drive share gains in Branded Middleware

•                       Double-digit profit growth to estimated $8B

	2000	2008	2009
Software	$2.8B	$7.1B	~$8B

•                       Evidence of our substantial transformation

Services –

•                       Driving margin performance

•                       Double-digit growth in outsourcing signings YTD

•                       Backlog of $134B, +$5B yr/yr

•                       Like Software, expect $8B full year profit, up double digits yr/yr

	2000	2008	2009
Services	$4.5B	$7.3B	~$8B

Hardware –

•                       Strong share performance in the 3rd quarter (System p +5pts, System x +2pts)

•                       Turn around in the 4th quarter generating double-digit profit growth

•                       New products in 2010 (new System z, Power 7 across System p) to continue momentum.

Almost $8B in free cash flow YTD; up +$1.5B yr/yr

In a stable to improving environment, at current spot rates, IBM expects to return to revenue growth at actual rates in the 4th quarter.

Increased our view of 2009 to at least $9.85 EPS — the third upward revision this year and we are without a doubt well ahead of pace to our 2010 Roadmap.

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our third quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

3Q 2009 Highlights

Thank you for joining us today.

We just finished another great quarter, driven by strong profit performance in software and services, and share gains in both hardware and software.

This quarter our revenue was up sequentially, and our growth rate improved vs. second quarter.  We expanded gross margin by almost 2 points and pre-tax margin by over 3 points year to year.  Our earnings per share is up 18 percent to $2.40.  In addition, we generated $3.4 billion of free cash flow, up almost $1.3 billion year to year, and ended the quarter with $11.5 billion of cash on hand, while reducing our debt by $4 billion since June.

We now expect to deliver at least $9.85 of earnings per share for the year, up 15 cents from our previous view of at least $9.70.

When you look at the third quarter as compared to the second quarter, though earnings per share growth is the same, both up 18 percent, we extended our share gains this quarter.

For instance, in software we gained almost 3 points of share in WebSphere, where we compete head-to-head with Oracle.  We also gained share in Information Management, Tivoli, and Rational.  These share gains drove 5 points of constant currency growth in branded middleware revenue.

In hardware, we gained 5 points of share in System p, and 2 points of share in System x.  That’s lot of share — and we’re taking it from both Sun and HP.  These share gains drove the improvement in our hardware revenue growth rate, which is 11 points better than last quarter.

Revenue growth from our services business was fairly consistent with second quarter, but the real story here was our ability to deliver double-digit profit growth by continually expanding margins.   This quarter our services pre-tax margin was almost 15 percent.  On a comparable basis our services margin is better than any of our key competitors.  And, believe me, we’re not done.

Overall, with an improving trend in revenue performance, we’ve continued to generate profit growth through margin expansion.

Over the last several years, we have been shifting to higher value areas, and significantly changing our mix of business.

At the same time, our ongoing focus on driving productivity in all areas of the business is reducing our fixed cost base and improving the operational balance point.

We continue to expect about $3.5 billion of cost and expense savings this year from the structural actions we’ve taken.  And remember, we’ve got a spend base of almost $90 billion to work, so we’ve got a lot of opportunity to continue to reduce structure and make our business more efficient.

The impact of our transformation on this quarter’s profitability is clear and compelling.  Our combined services segment pre-tax margin was up 2.4 points year to year, and in software, we grew segment pre-tax profit by over 20 percent, and margin by over 6 points.  For the year, we continue to expect to generate about $8 billion of profit in software, and $8 billion in services.

We’re using this strong profit and cash generation to invest in capabilities that differentiate IBM and accelerate the development of new market opportunities, areas we’ve discussed in the past, like business analytics, and Smarter Planet, and cloud computing.

Now we’ve just closed a strong third quarter consistent with the momentum in our business throughout 2009, and we’re well-equipped going into the fourth quarter. Now, let’s get into the details of the third.

3Q 2009 Financial Summary

Our revenue was $23.6 billion, down 7 percent as reported, and 5 percent at constant currency.

Despite the revenue decline, we increased pre-tax income by 12 percent and net income by 14 percent, with outstanding margin performance.

Gross margin expanded 1.8 points, due to better margins in services and software, and a more profitable mix of business.

Our expense was better by 11 percent year to year, driven by actions we’ve taken to continue to transform and globalize the business, and focused expense management in a tough environment.

Pre-tax margin was up over 3 points year to year to 18.6 percent, and IBM’s Net Income margin was up 2.5 points to 13.6 percent.

And finally, our ongoing share repurchase activity drove a lower share count year to year, though it was up sequentially due to increased dilution.

So bottom line, we delivered $2.40 of earnings per share, up 18 percent from a year ago.

Now let’s turn to revenue.

Revenue by Geography

Our total geographic revenue was down 7 percent as reported and 5 percent at constant currency.

As always, I’ll focus my comments on constant currency.

Revenue growth improved versus the second quarter in every geography. Americas was down 4 percent, 3 points better than second quarter.  EMEA was down 6 percent, and Asia Pacific was down 4 percent, both improvements from last quarter.

Turning to the major markets and growth markets, we had improved performance in the major markets.

The U.S. was down 5 percent year to year, an improvement of 3 points.  The growth markets were down 1 percent, though China had great performance — up 26 percent.  Overall, the growth markets delivered 19 percent of IBM’s geographic revenue in the quarter, and outpaced the majors by 5 points of growth.

So now let’s turn to revenue by sector.

Revenue by Key Industry Sales Unit

Total sector revenue was down 7 percent as reported and 5 percent at constant currency, which is one point better than last quarter’s growth rate.

Since the third quarter of last year, Financial Services performance at constant currency has generally been in line with the total sector performance.  This quarter, Financial Services revenue growth at constant currency improved 5 points vs. last quarter, to down 2 percent.  Within FSS, the banking industry returned to growth at constant currency.

Public sector was again the fastest growing sector with 2 percent growth at constant currency, led by Healthcare and Education.  Now I think this is quite logical given the rollout of stimulus spend globally.

Let me give you an example of what we’re doing with a healthcare client.  At St. Elizabeth’s Hospital in Kentucky, IBM is helping to connect hospitals, clinics and physicians offices in the state’s largest roll-out of electronic medical records to improve patient care and lower costs.  The system is expected to replace a warehouse full of paper-based records on more than 50,000 patients in the St. Elizabeth Healthcare system.

These are real systematic approaches to improving healthcare.

Communications sector was down 6 percent at constant currency, but underneath it, the utilities industry grew.

We are working on nearly 50 smart grid engagements across growth and major markets.  Let me give you an example here as well.

IBM is providing expertise in smart metering, large meter data management, business analytics, and security to help Oncor, the largest electric delivery business in Texas.  This quarter, Oncor achieved a significant milestone, the reporting of interval meter data to the market.  With our help, Oncor is expected to replace over three million standard meters with advanced meter systems by 2012.

Distribution sector performance improved slightly from second quarter, down 9 percent year to year at constant currency.  In the growth markets we had strength in the travel and transportation industry as infrastructure investments in airlines and passenger rail continue.

While Industrial sector also improved, it remains the most challenging, down 14 percent at constant currency, as clients are impacted by the economic downturn and are focused on cost-cutting to position for the recovery.

Now let’s turn to revenue and profit by segment.

Revenue and Gross Margin by Segment

Our ability to deliver value to customers, and our ability to take share in a competitive market resulted in improved revenue performance.

Software was driven by strong demand for our key branded middleware.

Services has a solid recurring revenue base, but also reflects challenges in the more economically-sensitive consulting business.  And hardware had significant share gains, and cut its rate of decline in half from last quarter.

Our gross profit margin improvement of 1.8 points in this environment was quite impressive.

As part of our ongoing transformation, we continue to shift to higher value, the most obvious driver being the mix to software, which contributed almost one-third of the margin improvement.

This quarter, our ongoing initiatives to improve our services margins through global delivery capabilities and improved resource deployment models, also contributed to the improvement.

Our initiatives are driving consistent improvement in our gross margin over time.  In fact, this is the 20th quarter of the last 21 that we’ve expanded our gross margin.

Now let’s take a look below the gross profit line to our expense and spending profile.

Expense Summary

Our Total Expense and Other Income was down 11 percent.

Currency drove 5 points of the decline, and reflects both translation of non-dollar based expenses, and the impact of the hedging programs that flow to expense.

Acquisitions contributed a point of growth.  But the largest contributor to expense reduction was our operational expense, which improved 8 points year to year.

With almost $90 billion of cost and expense to work with, we’ve been executing our operational plan to increase efficiency and drive productivity, leveraging scale and our global footprint.  We’ve focused on all areas of the business, from sales efficiency to supply chain management to service delivery to global support functions.

And we’re on track to yield $3.5 billion of cost and expense savings in 2009 from our recent initiatives, such as the globalization of our support functions and rebalancing our workforce.

The initiatives reduce our cost structure, and make it more variable.  A lower level of fixed cost improves our operational balance point, so with improved operating leverage, every dollar of revenue yields more profit.

At the same time, our strong margins enable us to continue a significant level of reinvestment, focusing on capabilities that will help to drive the next growth cycle by delivering value to clients.

One of our primary investment areas is business analytics.  Advanced analytics software and services allow customers who generate enormous amounts of data, to predict trends, optimize their operations and create new sources of revenue.  It provides a solid platform for our Smarter Planet initiatives.

We’re continuing to add to our capabilities.  We’ve just closed another key acquisition, SPSS, a leader in predictive analytics.  With this, we’ve now invested $9 billion in strategic acquisitions since 2005 to build our business analytics capabilities.

And we recently announced a new advanced analytics center in New York City, with 450 consultants and researchers, connected to the service line we launched earlier this year.

To close out the discussion on spending, as always I’ll lay out the roadmap of items that had significant year-to-year impacts to our profit.

Two items hurt our profit growth.

We had a year-to-year impact of $100 million from investment transactions, driven by Lenovo transactions in the third quarter of last year.

And within Other Income and Expense, interest income was down almost $70 million year to year, reflecting the current interest rate environment.

A few items helped our profit growth.

First, I’ll start with accounts receivable provision.  Last year our reserve coverage was 2.0 percent, this year it’s 2.2 percent, so we’ve got a higher rate of coverage year to year.  But with revenue down, and receivables down, this level of coverage resulted in a year-to-year reduction in AR provisions of about $150 million.

Second, our workforce rebalancing charges were down over $50 million.

And finally, we have a $100 million year-to-year benefit from our hedge of cash flow programs, reflected in Other Income and Expense, SG&A, and Cost of Goods sold.

Our Retirement-related plans had little impact on our profit growth this quarter, but let me comment on the fourth quarter.

As you know we’re constantly working on our plans, and in the 4th quarter we expect a one-time curtailment gain of over $100M due to a change we’re making in our non-U.S. plans. This will be more than offset by additional workforce rebalancing activity outside the U.S.

We now expect retirement-related cost to be about $1.3 billion for the year.

So now let’s turn to our segment margins.

Margins by Segment

This is a snapshot of both gross and pre-tax margins by segment.

With gross margin up 1.8 points, and expense reduction of 11 percent, we delivered a 3.2 point improvement in pre-tax margins.

And as you can see, for the second consecutive quarter our pre-tax performance was led by GTS — up over 3 points, and Software — up over 6 points.

Overall, we delivered pre-tax margin of 18.6 percent.

As you can see on the next chart, there’s a lot of room to continue to improve these margins.

Margin Opportunity

Looking at the S&P 500, twenty five percent of the companies have pre-tax margins above 20 percent.

And if you look at the tech universe, as defined by the companies with a market cap over $1 billion, 30 percent are above 20 percent.

So with our mix to higher value and higher margin areas such as software, and our ongoing initiatives against our nearly $90 billion of spend, we have a lot of opportunity to continue to expand margins, and drive profit growth.

Now let’s turn to the segments, starting with Services.

Services Segments

Despite the continued challenging economic climate, the combined services businesses drove an 11 percent increase in pre-tax profit and expanded pre-tax margin 2.4 points to 14.9 percent.  We’re improving margin by focusing on a competitive cost structure, while delivering value and quality to our customers.

In the quarter, we signed $6.7 billion in total outsourcing contracts, up 1 percent year to year.  In addition, we signed three deals in the first two days of October with a total value of nearly $1 billion.  These three deals would have pushed our outsourcing growth rate to 16 percent at constant currency, which is consistent with the first half performance of 18 percent growth.

With a solid start to the quarter and looking at the pipeline of deals we have, we should be able to grow outsourcing signings double-digits in the fourth quarter.

Signings in our shorter-term offerings of Consulting and Integrated Technology Services continue to reflect the economic environment.  These signings were down a combined 16 percent at actual rates and down 15 percent at constant currency.

Total Services signings were $11.8 billion, down 7 percent year to year.  We signed 13 deals larger than $100 million.

Backlog at the end of the quarter was an estimated $134 billion, that’s up almost $3 billion since second quarter and $5 billion year to year.  Excluding currency, it’s up $1 billion year to year.  So that puts us in a pretty strong backlog position as we enter the fourth quarter and 2010.

Now I’ll go to the key drivers of performance in the two services segments.

In Global Technology Services, total signings were down 11 percent at actual rates and 10 percent at constant currency.

Outsourcing signings were down 9 percent at constant currency, but with the three deals signed by October 2, GTS outsourcing signings would have been up 10 percent at constant currency.

Global Technology Services revenue in the quarter was $9.4 billion, down 2 percent at constant currency.  Year-to-date outsourcing signings are up a very strong 13 percent at constant currency, which will add to the revenue base over a longer period of time.

In Integrated Technology Services, we continue to shift our portfolio to higher value, higher margin offerings.  Revenue performance largely reflected several quarters of signings declines in the OEM offerings that support capital intensive product roll-outs.  So while this quarter we had lower signings and revenue in ITS, the shift to higher-margin standardized offerings, as well as a mix away from OEM, gives us better year to year and quarter to quarter gross profit performance.

Global Technology Services delivered strong gross profit contribution across all lines of the business, with total pre-tax profit up 24 percent.

Margin improved 3.4 points year to year to 15.0 percent.  This was the ninth consecutive quarter of double-digit pre-tax profit growth.

The margin performance continues to be driven by the structural changes we’ve made in Service Delivery and a shift to higher value in Integrated Technology Services.  Global Delivery, tools and automation, Lean process techniques, Hardware and Software optimization, and subcontractor efficiency, all contribute to productivity improvements.  And we have maintained the focus on our customers, with high levels of quality, customer satisfaction and Services Level Agreement performance.

Turning to Global Business Services, signings were down 1 percent at actual rates and down 2 percent at constant currency.

Application Outsourcing signings were up 42 percent, and 39 percent at constant currency, with strong growth in both major and growth markets.  Application Outsourcing can provide our clients with compelling cost savings, driving out both application maintenance costs and legacy application costs.  Our pipeline has been steadily improving, and our rolling four quarter signings growth rate has now turned positive.

Consulting and Systems Integration signings were down 18 percent.  Signings continue to be impacted by economic conditions on a global basis.  However, we did have good signings growth at constant currency in North America, up 20 percent, and Public Sector globally, up 7 percent.

Global Business Services revenue was down 11 percent.  With a year-to-year margin improvement of ½ point to 14.5 percent, Global Business Services delivered better than balanced pre-tax profit, down 9 percent.

In a tough environment, our business continues to be supported by a very dynamic delivery model.  Our global delivery infrastructure and framework includes expanding global delivery capabilities, scalable subcontractor management, and improved resource deployment models.  This quarter, these capabilities enabled us to drive improved cost and expense management, lower subcontractor spending, and improved utilization, both in our delivery centers and overall.

So overall for services, the teams did a good job managing margin in a tough environment.  We believe that the dynamic infrastructure and delivery capabilities we’ve built give us a real competitive advantage and it’s why we are confident that we’ll be able to deliver segment profit of about $8 billion for the year.

Systems and Technology Segment

Systems & Technology revenue was $3.9 billion, down 12 percent year to year at actual rates and 11 percent at constant currency, consistent with what we said in July.  These results will substantially outperform the industry, gaining share in Systems & Technology, in servers, and in storage.

We now expect STG to deliver double-digit profit growth in the fourth quarter.

System z revenue declined 26 percent against a very strong compare.  MIPS were down 20 percent, but up 9 percent on a two year compounded growth rate.  This performance is consistent with what we would expect at this point in the product cycle.

This quarter we introduced a set of new System z workloads called System z Solution Editions, which expand the platform’s value proposition to both new and existing customers.  System z gross profit margin expanded by 4 points year to year driven by a higher mix of upgrades in the quarter.

Converged System p revenue declined 10 percent, or 9 percent at constant currency,   and we gained 5 points of share.  This is the sixth consecutive quarter of share gains.

We have increased the revenue generated from competitive displacements of Sun and HP customers to over $150 million this quarter.  This amounts to more than $400 million in sales from UNIX competitive takeouts year to date.

System x server revenue grew 1 percent year to year, or 3 percent at constant currency.  We took 2 points of share, and it’s our third consecutive quarter of share gains in x.  Our improved sales model and enhanced product set are the key contributors to this performance.

System x blades grew over 20 percent year to year and we gained 2 points of share. Storage revenue declined 13 percent year to year.

In disk, we again gained share.

Our storage acquisitions, XIV and Diligent, had strong performance.  XIV added more than 65 new customers during the quarter, and over 275 customers since we purchased the company.

We gained share in tape as well, as we continue to displace competitors.

Microelectronics OEM revenue was down 1 percent year to year, a significant improvement over recent performance.

Our 45nm technology was sold out in the quarter.  When you look at the broader demand for our 45nm technology, we are building POWER7 now, and are on track for our systems launch in the first half of 2010.  We have strong yields, in fact we are running five months ahead of our 65nm ramp.  So this is going very well.

Systems and Technology revenue performance significantly improved from last quarter as we took market share in a tough environment.  In System p, we took 5 points of share.  In System x, we took 2 points, and also 2 points of share in blades.  And in both disk and tape storage we gained share.

Gross profit margins increased in most of the brands.

This team did a really good job this quarter and STG is on track to deliver double-digit profit growth in the fourth quarter.

Software Segment

Software revenue of $5.1 billion was down 3 percent year to year, but flat at constant currency.

We had another quarter of market share gains in software and very strong profit performance.  Segment pre-tax income was up 21 percent year to year and pre-tax margin was up 6 points to 32 percent.

Key Branded Middleware grew 2 percent year to year, or 5 percent at constant currency, and we gained share year to year for the eighth consecutive quarter.

Before we discuss the brands, I would like to comment on the makeup of our software business and why we focus on Key Branded Middleware.

On the right side of the pie chart are primarily our legacy products, which generate substantial profit and cash.  On the left side is our Key Branded Middleware, the fastest growing portion of our portfolio, as you saw again this quarter.  As this middleware becomes a larger percentage of the total, it lifts the overall software growth rate.  This quarter, Key Branded Middleware was 57 percent of total software, up 3 points year to year.

In software we have a broad portfolio of products that have a strong value proposition in this environment.  Many of our products, like WebSphere Portal and Tivoli Storage, deliver a fast payback.  These types of products grew 8 percent at constant currency year to year in this quarter.

And our transformational offerings, including Cognos and Information Integration,   grew double-digits at constant currency.

Now let me take you through the brands.

WebSphere had another exceptional quarter.

In this space our primary competitor is Oracle, since they acquired BEA. This quarter we gained nearly 3 points of share with revenue growth of 14 percent, or 17 percent at constant currency.  Application Servers, which provide customers with secure and resilient infrastructure for mission-critical business applications, grew 11 percent, or 14 percent at constant currency.  Business Integration software, which includes our very successful ILOG acquisition, grew over 30 percent at constant currency.  These two solutions are key components of our WebSphere offering.

Information Management software was flat year to year, but grew 3 percent at constant currency and gained share.

Cognos and InfoSphere software, which enables continuous and extremely fast analysis of massive volumes of data, both posted double-digit growth at constant currency, and gained share.  These are two key components of our business analytics offerings.

IBM’s acquisition of SPSS, which was completed in early October, further strengthens our business analytics and optimization strategy by providing predictive analytic capabilities that help customers drive better business outcomes.

Tivoli had another strong quarter growing 5 percent, or 8 percent at constant currency.  Tivoli grew and gained share across all three product areas, systems, security and storage management.

Our enterprise asset management software grew over 25 percent year to year and is a key component of our Smarter Planet offerings.

This past week we announced Smarter Transportation projects with three of the largest and busiest mass transit systems in the U.S., Long Island Rail Road, Bay Area Rapid Transit and Washington DC metro.  All three of these clients are using Tivoli’s asset management offerings to predict where and when equipment needs to be repaired or replaced, ultimately improving the safety and reliability of the transportation system while reducing traffic congestion in these cities.

Lotus software declined 9 percent, or 8 percent at constant currency.  With this performance we held share.  Lotus continued to be impacted by a softening in demand driven by customer consolidations and downsizing.

Rational grew 2 percent or 5 percent at constant currency — and gained share.

Rational’s integrated software tools improve the speed, quality, and efficiency for our customers with software development projects.

So in summary, software had a really terrific quarter, and we gained significant market share across the portfolio; in WebSphere, Information Management, Rational and Tivoli, in Key Branded Middleware, and in total middleware.

Obviously, with this performance, we are taking share from key competitors like Oracle and Microsoft.  We delivered 21 percent profit growth and expanded margins.  And we remain on track to deliver about $8 billion of segment profit this year, that’s up from $7.1 billion in 2008, and up from $2.8 billion in 2000.  So that demonstrates the substantial transformation in IBM’s business model.

Cash Flow Analysis

Turning to cash flow, we generated $3.4 billion of free cash flow in the quarter, up $1.3 billion year to year.

This is exceptional performance, in fact, a record level of free cash flow in a third quarter.

The increase was driven by higher net income and improved cash from sales cycle working capital, as collections remain strong and inventory low.  These were partially offset by higher retirement-related funding.

Through the first three quarters, we generated free cash flow of almost $8 billion, that’s also a record, and a year to year increase of a billion and a half.

Looking at the uses of cash year to date, we reduced our non-financing debt by over $6 billion, including $4 billion this quarter.

And we also returned $6.5 billion to shareholders; $2.1 billion was in dividends, and $4.4 billion in share repurchases.  This drove a reduction in average diluted shares of 4 percent year to year, and we had $4.2 billion remaining from our board authorization.

Now, let’s turn to the balance sheet where we see the impact of our strong cash performance.

Balance Sheet

We ended the quarter with a cash balance of $11.5 billion, that’s an increase of $1.8 billion from the third quarter of 2008.

Total debt was $25.5 billion.  Twenty-three billion dollars of debt is in support of our financing business, which is leveraged at 7:1.  Two and a half billion dollars is non-financing debt.

Our non-financing debt is down from $9.6 billion at year end ‘08, and almost $10 billion from a year ago.  And it’s down from its peak of almost $12 billion in the middle of 2007 when we completed the accelerated share repurchase.  Our strong cash flow has enabled us to afford this large debt reduction without impacting our cash reserves.   So we continue to have a very high degree of financial flexibility.

Non-financing debt-to-cap was 14 percent, down from 35 percent in June and 49 percent at year end.

The Balance sheet remains strong and positioned to support the business over the long term.

EPS Bridge — 3Q08 to 3Q09

I’ll start to wrap up with a brief discussion of the drivers of our earnings per share performance.

Our improved mix, and ongoing actions to drive productivity yielded significant margin expansion.  In fact the benefit from a lower tax rate and share repurchase activity nearly offset the impact of our revenue decline.

And so the real driver was our gross margin expansion and expense productivity, which together contributed 39 cents of EPS growth.

3Q 2009 Summary

This quarter, with our earnings per share growth of 18 percent, we continued our second quarter momentum, and improved our revenue performance.

Our leadership technology combined with our focus on delivering value to our clients resulted in broad-based share gains.

In hardware, we took share in System p, System x, blades, disk, tape, and Systems and Technology overall.

In software, we took share in WebSphere, Information Management, Tivoli and Rational, and total branded middleware.

We continued to expand margin, and delivered strong profit growth, through a combination of a higher value mix, globalizing our operations, and driving productivity across the business.

These transformational changes have reduced our fixed cost base and improved the operational balance point, generating more profit from each dollar of revenue.

We generated a lot of cash, paid down $4 billion of debt in the quarter, and ended the quarter with $11.5 billion of cash.

We’re using our strong profit and cash flow to drive the investment needed to expand our base of opportunity, organically, and through acquisitions.  This month we added to our capabilities with the acquisition of SPSS.

The strategic transformation of our business has allowed us to deliver strong performance in this environment, but also positions us for the future, with a much better business profile and more competitive cost structure.

For the full year, we are increasing our expectations for earnings per share to at least $9.85 for the year.  That’s an increase of 15 cents since July and double-digit earnings per share growth for the year.

And while it’s early to talk about expectations for 2010, with the current view of 2009 we certainly remain well ahead of pace to deliver our 2010 roadmap.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.

First, we have supplemental charts at the end of the deck that complement our prepared remarks.

Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.